UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 25, 2012

ATLANTIC POWER CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34691	55-0886410
(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation or organization)	Number)	Identification No.)

One Federal Street, Floor 30
Boston, MA	02110
(Address of principal executive offices)	(Zip code)

(617) 977-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 22, 2012, Atlantic Power Corporation (the “Company”), Atlantic Power Generation, Inc., Atlantic Power Transmission, Inc. and the lenders under the Company’s senior credit facility entered into a consent and second amendment (the “Bank Amendment”) to the credit agreement that governs the Company’s senior credit facility.  Under the Bank Amendment, the lenders released Curtis Palmer LLC’s guarantee of Atlantic Power Limited Partnership’s (the “Partnership”) guarantee of the indebtedness under the senior credit facility.  As a result, Curtis Palmer LLC’s guarantee of the Partnership’s guarantee of the Company’s 9.00% senior notes due November 2018 (the “Senior Notes”) was automatically released pursuant to its terms.  In addition, under the Bank Amendment, the lenders consented to the terms of the amendment to the Note Purchase and Parent Guaranty Agreement (as described in Item 8.01 below), and the Company agreed to add a covenant requiring certain subsidiaries of the Company who hold interests in the Canadian Hills Wind project (the “Project”) and the Rockland Wind project to provide guarantees of the senior credit facility in the future upon satisfaction of certain conditions.

On June 25, 2012, the Company also entered into a consent and waiver (the “Consent”) to the senior credit facility.  The Consent permits the Company to use up to $50 million of borrowings under the senior credit facility to pay project costs of the Project and waives the total leverage ratio to permit the incurrence of up to $130,000,000 of unsecured indebtedness under certain conditions in connection with the Project.

On June 22, 2012, the Company, Atlantic Power (US) GP and certain other subsidiaries of the Company entered into an amendment to the Note Purchase and Parent Guaranty Agreement, dated as of August 15, 2007 (the “Note Purchase Agreement”), which governs the 5.87% senior guaranteed notes, Series A, due August 15, 2017 (the “Series A Notes”) and the 5.97% senior guaranteed notes, Series B, due August 15, 2019 (the “Series B Notes” and collectively the “Notes”) of Atlantic Power (US) GP.  Under the amendment, we have agreed: (i) that the Company and the existing and future guarantors of the Company’s Senior Notes, the Company’s senior credit facility and refinancings thereof would provide guarantees of the Notes; (ii) to shorten the maturity of the Series A Notes from August 15, 2017 to August 15, 2015; (iii) to shorten the maturity of the Series B Notes from August 15, 2019 to August 15, 2017; (iv) to include an event of default that would be triggered if certain defaults occurred under the debt instruments of the Company and certain of its subsidiaries; and (v) to add certain covenants, including covenants that limit Curtis Palmer’s ability to incur debt or liens, make distributions other than in the ordinary course of business, prepay debt or sell material assets and our ability to sell Curtis Palmer.  The parties entered into the amendment following a series of discussions concerning the Company’s acquisition of the Partnership.  Although the Company believes that the acquisition of the Partnership was in full compliance with the terms and conditions of the Note Purchase Agreement, the holders of the Notes have agreed to waive certain defaults or events of default that they alleged may have occurred as a result of the Company’s acquisition of the Partnership in return for the Company and its subsidiaries entering into the amendment.

Under the Note Purchase Agreement, Atlantic Power (US) GP and the Partnership were required to deliver audited annual financial statements of the Partnership for 2011 and a related compliance certificate within 120 days after the end of its fiscal year and unaudited quarterly financial statements of the Partnership for the first quarter of 2012 and a related compliance certificate within 60 days after the end of the first quarter.  The financial statements have been delayed because they were required to be prepared in accordance with generally accepted accounting principles in effect in Canada and, beginning on January 1, 2011, Canada has adopted International Financial Reporting Standards.  Under the amendment to the Note Purchase Agreement, we have agreed to deliver to holders of the Notes the audited financial statements and related compliance certificate by July 6, 2012 and the unaudited financial statements and related compliance certificate by July 27, 2012 and we expect to deliver such financial statements and compliance certificates within the applicable cure periods.  Under the amendment to the Note Purchase Agreement, the holders of the Notes have waived each default that resulted from the failure to deliver the financial statements and the related compliance certificates until the end of the applicable cure periods described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlantic Power Corporation

Dated: June 25, 2012	By:	/S/ Barry E. Welch
		Name:	Barry E. Welch
		Title:	President and Chief Executive Officer